SEC File Number: 0-31159

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   [X] Form 10-K    [_] Form 20-F     [_] Form 11-K    [_] Form 10-Q
               [_] Form N-SAR   [_] Form N-CSR

                  For Period Ended:       September 30, 2005
                                   ----------------------------------------
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------------------


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING  IN THIS  FORM  SHALL BE  CONSTRUED  TO IMPLY  THAT THE  COMMISSION  HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________


PART I -- REGISTRANT INFORMATION

TREND MINING COMPANY
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Full Name of Registrant


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Former Name if Applicable

5439 SOUTH PRINCE STREET
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Address of Principal Executive Office (Street and number)


LITTLETON, COLORADO 80120
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City, state and Zip code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

           (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
|X| following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Annual Report on Form 10-KSB for the year ended September 30, 2005 could not be filed within the prescribed time period because the Registrant has not finalized all of its accounting matters due to substantial time devoted to recent business issues. As a result, the Registrant is not able to timely finalize its annual report.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     THOMAS A. LOUCKS                   303                      798-7363
---------------------------    ---------------------     -----------------------
          (Name)                    (Area Code)             (Telephone Number)


(2)      Have all  other  periodic  reports  required  under        YES  No
         Section 13  or  15(d)  of  the  Securities  Exchange       [X]  [_]
         Act of 1934 or Section 30 of the Investment Company
         Act of 1940 during the  preceding  12 months or for
         such  shorter   period  that  the   registrant  was
         required to file such report(s) been filed? If answer is no, identify report(s).



(3)      Is it anticipated  that any  significant  change in        YES  No
         results of operations from the corresponding period
         for the last fiscal year will be  reflected  by the        [_] [X]
         earnings statements to be included in the subject report or portion thereof?


         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                              Trend Mining Company
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                         /s/ Thomas A. Loucks
                                     By: ---------------------------------------
Date  December 28, 2005                  Thomas A. Loucks, President and Chief
      ---------------------------        Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
Violations (See 18 U.S.C. 1001).
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